Exhibit 99.1

FOR IMMEDIATE RELEASE

BIGBAND NAMES MAURICE CASTONGUAY AS CFO

Veteran financial officer brings wealth of experience from high-growth tech companies to video networking innovator

REDWOOD CITY, Calif., March 12, 2008— BigBand Networks, Inc. (Nasdaq: BBND), a leading innovator in video networking, today announced that it has appointed Maurice “Moe” Castonguay as senior vice president and chief financial officer. Mr. Castonguay reports to Amir Bassan-Eskenazi, chief executive officer, and is responsible for finance, accounting and investor relations.

“Moe is a seasoned high tech executive with a proven track record of success at multiple companies, and a valuable addition to our management team,” said Mr. Bassan-Eskenazi. “His experience will be instrumental in helping the company grow in this critical stage of its development as a public company. We’re excited to have him on board.”

Mr. Castonguay brings extensive experience as a public-company CFO to BigBand. He spent more than 11 years as CFO of multiple publicly-traded high-tech companies, including Xylogics, Inc. (acquired by Bay Networks, Inc.), Stratus Computer, Inc. (acquired by Ascend Communications, Inc.) and MatrixOne, Inc., which he led through an initial public offering. Mr. Castonguay has also served as CFO for a number of private technology companies, including Acopia Networks, Inc. (recently acquired by F5 Networks) and video-on-demand specialist Broadbus Technologies, Inc. (acquired by Motorola, Inc). Throughout his 30-year career, he has been instrumental in guiding private and publicly-held companies through periods of rapid growth.

“I am pleased to join BigBand as the company continues to capitalize on significant opportunities in advanced video networking,” added Mr. Castonguay. “My experience should enhance an already strong management team.”

Mr. Castonguay began his career in public accounting on the audit staff of Coopers & Lybrand (now PriceWaterhouseCoopers) and later on the tax staff of Peat Marwick (now KPMG). He currently serves as chair of the audit committee on the board of directors of Cedar Point Communications, Inc., a privately-held VoIP switching company. He is a certified public accountant (CPA) and holds a bachelor’s degree in accounting and a master’s degree in taxation from Bentley College, as well as an M.B.A. from Babson College.

About BigBand Networks

BigBand Networks, Inc. (NASDAQ:BBND) provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, addressable advertising, video-on-demand and interactive TV. BigBand Networks’ customers include more than 200 service providers—including six of the ten largest service providers in the U.S.—and leading cable and telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.

Press Contact:	Jonathan Bass
BigBand Networks
1.650.995.5043
jonathan.bass@bigbandnet.com

Investor Contact:	Erica Abrams
The Blueshirt Group
(415) 217-5864
erica@blueshirtgroup.com

Matthew Hunt
The Blueshirt Group
(415) 489-2194
matt@blueshirtgroup.com

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BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.